Prudential Income Builder Fund
Annual period ending 10/31/14
File No: 811-08915

SUB-ITEM 77-C
Submission of Matters to a Vote of Security Holders
Results of Proxy Voting  (Unaudited)
At a special meeting of shareholders held on August 14, 2014, shareholders of the Target Conservative Allocation Fund (the
"Fund"), a series of the Prudential Investment Portfolios 16, voted to approve two (2) proposals.

Proposal 1

To approve new subadvisory agreements between PI and each of the following affiliated subadvisers with respect to the Fund:

(a) Quantitative Management Associates LLC ("QMA");

                 SHARES VOTED     % OF VOTED    % OF TOTAL

FOR           3,994,107.934        75.363%      40.278%
AGAINST         200,280.220        3.779%    2.020%
ABSTAIN         327,341.221        6.176%    3.301%

TOTAL        5,299,840.375         100.000%   53.446%


(b) Jennison Associates LLC ("Jennison");


                 SHARES VOTED       % OF VOTED      % OF TOTAL

FOR            4,020,305.441      75.857%         40.542%
AGAINST          173,275.791       3.269%    1.747%
ABSTAIN        328,148.143         6.192%    3.310%

TOTAL            5,299,840.375    100.000%     53.446%


(c) Prudential Fixed Income ("PFI"), a business unit of Prudential Investment Management, Inc. ("PIM"); and

               SHARES VOTED       % OF VOTED      % OF TOTAL

FOR           4,008,117.096       75.627%         40.420%
AGAINST         171,299.373       3.232%       1.727%
ABSTAIN         342,312.906       6.459%       3.452%

TOTAL      5,299,840.375          100.000%   53.446%


(d) Prudential Real Estate Investors (PREI(r) or "PREI"), a business unit of PIM.


                 SHARES VOTED         % OF VOTED        % OF TOTAL

FOR           3,983,977.330            75.172%         40.176%
AGAINST         192,043.479           3.624%         1.937%
ABSTAIN        345,708.566            6.522%         3.486%

TOTAL          5,299,840.375         100.000%         53.446%

Proposal 2

To permit PI to enter into or make material changes to your Fund's subadvisory agreements with both unaffiliated subadvisers and subadvisers that are wholly-owned subsidiaries of the manager or a sister company of the manager ("wholly-owned subadvisers") without shareholder approval.


                 SHARES VOTED       % OF VOTED     % OF TOTAL

FOR               3,863,128.720     72.382%         38.685%
AGAINST           349,943.191       6.603%         3.529%
ABSTAIN            335,657.464       6.333%          3.385%

TOTAL             5,299,840.375      100.000%   53.446%